UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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MAIDEN HOLDINGS, LTD.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 8, 2018
Dear Shareholder:
You are cordially invited to attend the 2018 Annual General Meeting of Shareholders (the “Annual General Meeting” or the “Meeting”) of Maiden Holdings, Ltd. (the “Company”), which will be held on Tuesday, May 8, 2018, commencing at 3:00 p.m. (local time), at the Company's offices at Ideation House, 2nd Floor, 94 Pitts Bay Road, Pembroke HM08, Bermuda, for the following purposes:

1.	The election of the five directors of the Company named in the accompanying Proxy Statement to serve until the 2019 Annual General Meeting of Shareholders;

2.	To vote on a non-binding advisory resolution to approve the compensation of certain of our executive officers disclosed in this Proxy Statement; and

3.	The appointment of Deloitte Ltd. as the Company’s independent registered public accounting firm for the 2018 fiscal year.
Our Board of Directors unanimously recommends that you vote “FOR” the nominees in Proposal 1; and "FOR" Proposals 2 and 3.
Holders of record of common shares at the close of business on March 15, 2018, the date fixed by our Board of Directors as the record date for the Meeting, are entitled to notice of and to vote on any matters that properly come before the Annual General Meeting and on any adjournment or postponement thereof. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Meeting even if you cannot attend. On behalf of the officers, directors and employees of the Company, I would like to express our appreciation for your continued support. I look forward to seeing you at the Annual General Meeting.

By Order of the Board of Directors,

Arturo M. Raschbaum President and Chief Executive Officer
Hamilton, Bermuda
April 5, 2018
YOU ARE URGED TO VOTE BY PROMPTLY SIGNING AND RETURNING THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU DESIRE, REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON REGARDLESS OF THE METHOD BY WHICH YOU VOTED. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.
Important Notice Regarding the Availability of Proxy Materials
for the Annual General Meeting To Be Held on May 8, 2018:
The Proxy Statement and Annual Report to security holders are available at www.astproxyportal.com/ast/15472

PROXY STATEMENT
General Information
This Proxy Statement and the accompanying form of proxy are furnished to you and other shareholders of Maiden Holdings, Ltd. (“Maiden Holdings,” “Company,” “our,” “us,” or “we”) on behalf of our board of directors (the “Board of Directors”) for use at the 2018 Annual General Meeting of Shareholders (the “Annual General Meeting” or the “Meeting”) to be held at the Company's offices, Ideation House, 2nd Floor, 94 Pitts Bay Road, Pembroke HM08, Bermuda, on Tuesday, May 8, 2018, at 3:00 p.m. (local time) and any adjournment or postponement thereof. All shareholders are entitled and encouraged to attend the Annual General Meeting in person.
All expenses in connection with this solicitation of proxies will be paid by us. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.
This Proxy Statement, together with the accompanying proxy card, was first mailed to shareholders entitled to vote at the Annual General Meeting on or about April 5, 2018.
Matters to Be Voted Upon
As of March 15, 2018, the only business we expect to be presented at the Annual General Meeting is:

1.	Election of the five directors of Maiden Holdings named in the accompanying Proxy Statement to serve until the 2019 Annual General Meeting of Shareholders;

2.	To vote on a non-binding advisory resolution to approve the compensation of certain of our executive officers disclosed in this Proxy Statement; and

3.	The appointment of Deloitte Ltd. as the Company’s independent registered public accounting firm for the 2018 fiscal year.
Record Date
The Board has fixed the close of business on March 15, 2018 as the record date for determining the holders of common shares entitled to notice of and to vote at the Annual General Meeting.
Outstanding Voting Securities
As of the record date, there were 83,147,987 outstanding common shares entitled to one vote per share.
Voting
Only holders of record of common shares at the close of business on March 15, 2018 are entitled to vote at the Annual General Meeting or at any adjournment or postponement of the Meeting. Each common share that you own entitles you to one vote.
If I am a shareholder of record of common shares, how do I vote?
If you are a shareholder of record, you may vote by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid and self-addressed envelope and your shares will be voted at the Annual General Meeting in the manner you directed. You may also vote your shares in person at the Annual General Meeting. If you are a shareholder of record, you may request a ballot at the Annual General Meeting.
If I am a beneficial owner of shares held in street name, how do I vote?
If you are the beneficial owner of shares held in street name, you will receive instructions from your bank or broker that must be followed for such bank or broker to vote your shares per your instructions. Your bank or broker will not have discretion to vote uninstructed shares on Proposals 1 and 2. Thus, if you hold your shares in street name and do not instruct your bank or broker how to vote on Proposals 1 and 2, no votes will be cast on your behalf with respect to such matter (a “broker non-vote”). Your bank or broker will, however, have discretion to vote uninstructed shares on the appointment of Deloitte Ltd. as the Company’s independent registered public accounting firm for the 2018 fiscal year. Please ensure that you complete the voting instruction card sent by your bank or broker. If your shares are held in street name and you wish to vote in person at the Annual General Meeting, you must obtain a proxy issued in your name from your bank or broker and bring it with you to the Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual General Meeting.
May I change my vote?
All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons submitting them by giving written notice to the Corporate Secretary, Maiden Holdings, Ltd., Ideation House, 2nd Floor, 94 Pitts Bay Road, Pembroke HM08, Bermuda, by submitting a later-dated proxy by mail or by voting in person at the Annual General Meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.
What constitutes a quorum?
Two or more persons present in person or representing in person or by proxy in excess of 50% of the total issued voting shares of the Company will constitute a quorum for the transaction of business at the Annual General Meeting. Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual General Meeting for the purpose of determining the presence of a quorum.
What if a quorum is not represented at the Annual General Meeting?

If within 30 minutes from the time appointed for the Meeting a quorum is not present, the Meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Corporate Secretary may determine. Unless the Meeting is adjourned to a specific date, place and time announced at the Meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned Meeting shall be given to each shareholder entitled to attend and vote thereat.
How many votes are required to approve a proposal?
Under our bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast “For” or “Against” the proposal by the holders of the common shares of the Company.
How will my shares be voted and how are votes counted?
All common shares represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy.
Election of directors
In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, the proxy holders named in the proxy card will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. Abstentions and broker non-votes will have no effect on the election of directors.
Advisory Vote on Executive Compensation
The number of affirmative votes validly cast in favor of the proposal to approve the compensation of our named executive officers must exceed the number of votes cast against the proposal in order to approve, on an advisory basis, the proposal, although such vote will not be binding on us. Abstentions and broker non-votes will have no effect on this proposal.
Ratification of Auditors
With regard to the ratification of the appointment of the independent auditors, shareholders may vote in favor of the proposal, may vote against the proposal or may abstain from voting.
Shareholders should specify their choices on the enclosed proxy card. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares represented by a properly submitted proxy will be voted:

1.	“FOR” the election of the five directors of Maiden Holdings to serve until the 2019 Annual General Meeting;

2.	"FOR" the approval, on an advisory basis, of executive compensation; and

3.	“FOR” the appointment of Deloitte Ltd. as the Company’s independent registered public accounting firm for the 2018 fiscal year.
In connection with any other business that may properly come before the Annual General Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted for you in the discretion of the proxy holders named in the proxy card.
A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a proxy bearing a later date, or by attending the Annual General Meeting and voting in person. Attendance at the Annual General Meeting will not constitute, in itself, revocation of a proxy. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.
May I see a list of shareholders entitled to vote as of the record date?
A list of registered shareholders as of the close of business on March 15, 2018 will be available for examination by any shareholder during normal business hours through May 7, 2018, at the principal executive offices of the Company, at Ideation House, 2nd Floor, 94 Pitts Bay Road, Pembroke HM08, Bermuda.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common shares by each person or group known by us to own more than 5% of our common shares. Ownership percentages are based on 83,147,987 common shares outstanding as of March 15, 2018. We refer to Barry Zyskind, Michael Karfunkel and George Karfunkel as our “Founding Shareholders” in this Proxy Statement. Michael Karfunkel passed away on April 27, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Barry D. Zyskind, c/o Maiden Holdings, Ltd. Ideation House, 2nd Floor, 94 Pitts Bay Road, Pembroke HM08, Bermuda	6,374,292	(1)	7.7%
Leah Karfunkel c/o Maiden Holdings, Ltd. Ideation House, 2nd Floor, 94 Pitts Bay Road, Pembroke HM08, Bermuda	6,792,600	(2)	8.2%
Boston Partners One Beacon Street, Boston, MA 02108	6,658,265	(3)	8.0%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road, Austin, TX 78746	6,883,093	(4)	8.3%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	6,394,846	(5)	7.7%
BlackRock Inc. 55 East 52nd Street, New York, NY 10055	7,936,609	(6)	9.5%

(1)
Based on Amendment No. 2 to Schedule 13D filed with the SEC on June 23, 2016, and Form 4 filed with the SEC on March 31, 2017. Mr. Zyskind holds 220,000 of these common shares as a custodian for his children under the Uniform Transfers to Minors Act.

(2)
Based on Amendment No. 6 to Schedule 13D of Leah Karfunkel filed with the SEC on June 23, 2016, Leah Karfunkel beneficially owns 5,500,470 common shares held indirectly as a trustee of the Michael Karfunkel 2005 Family Trust. Leah Karfunkel is the wife of Michael Karfunkel. Leah Karfunkel disclaims beneficial ownership of these shares held by the HOD Foundation, a charitable foundation.

(3)	Based on Amendment No. 7 to Schedule 13G filed with the SEC on February 12, 2018.

(4)	Based on Amendment No. 4 to Schedule 13G filed with the SEC on February 9, 2018.

(5)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 8, 2018.

(6)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on January 30, 2018.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is information concerning the beneficial ownership of our common shares by each director, by our executive officers named in the Summary Compensation Table below and by all our directors and executive officers as a group as of March 15, 2018. For purposes of the table below, common shares subject to options which are currently exercisable or exercisable within 60 days of March 15, 2018 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner**	Amount & Nature of Beneficial Ownership		Percent of Class(1)
Barry D. Zyskind	6,374,292	(2)	7.7%
Arturo M. Raschbaum	1,329,351	(3)	1.6%
Karen L. Schmitt	387,447	(4)	*
Patrick J. Haveron	139,320	(5)	*
Thomas H. Highet	48,737	(6)	*
Lawrence F. Metz	83,296	(7)	*
Simcha G. Lyons	60,505	(8)	*
Raymond M. Neff	250,500	(9)	*
Yehuda L. Neuberger	119,000	(10)	*
Steven H. Nigro	25,000	(11)	*
All executive officers and directors as a group (10 persons)	8,817,448		10.5%

*	Less than one percent.

**	The address of each beneficial owner listed in the table is c/o Maiden Holdings, Ltd., Ideation House, 2nd Floor, 94 Pitts Bay Road, Pembroke HM08, Bermuda.

(1)	Based on 83,147,987 common shares outstanding at March 15, 2018 plus shares that the beneficial owner has the right to acquire within 60 days of March 15, 2018 upon exercise of share options.

(2)	Mr. Zyskind holds 220,000 of these common shares as a custodian for his children under the Uniform Transfers to Minors Act.

(3)
The amount shown above includes vested options to acquire 896,180 common shares granted on November 12, 2008, November 12, 2009 and November 12, 2010. It does not include 25,330 restricted share units which vest into common shares in February 2019.

(4)	The amount shown above includes vested options to acquire 82,200 common shares granted on February 24, 2009 and March 4, 2010.

(5)	The amount shown above includes vested options to acquire 30,000 common shares granted to Mr. Haveron on March 4, 2010.

(6)	The amount shown above includes vested options to acquire 938 common shares granted on March 4, 2010.

(7)	The amount shown above includes vested options to acquire 58,000 common shares granted on June 1, 2009 and March 4, 2010.

(8)	The amount shown above includes vested options to acquire 24,000 common shares granted on June 1, 2013, June 1, 2014, June 1, 2015 and June 1, 2016.

(9)
The amount shown above includes vested options to acquire 54,000 common shares granted on June 26, 2008, June 1, 2009, June 1, 2010, June 1, 2011, June 1, 2012, June 1, 2013, June 1, 2014, June 1, 2015 and June 1, 2016.

(10)
The amount shown above includes vested options to acquire 54,000 common shares granted on June 26, 2008, June 1, 2009, June 1, 2010, June 1, 2011, June 1, 2012, June 1, 2013, June 1, 2014 June 1, 2015 and June 1, 2016.

(11)	The amount shown above includes vested options to acquire 18,000 common shares granted on June 1, 2014, June 1, 2015 and June 1, 2016.

PROPOSAL 1:

ELECTION OF DIRECTORS
Our Board of Directors currently consists of five directors. These five directors will be elected at the Annual General Meeting, each to serve for a one-year term until the 2019 Annual General Meeting of Shareholders and until the election or appointment and qualification of his successor, or until his earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Messrs. Barry D. Zyskind, Simcha G. Lyons, Raymond M. Neff, Yehuda L. Neuberger and Steven H. Nigro for election as directors at the Annual General Meeting. Proxies cannot be voted for more than five director nominees.
Each of the five director nominees is standing for re-election to the Board of Directors and has consented to serve for a new term. Unless you otherwise indicate, proxies that we receive will be voted in favor of the election of the director nominees. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but if any nominee becomes unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES BELOW.
Information About the Nominees
Barry D. Zyskind, 46, has served as non-executive Chairman of our Board of Directors since June 2007 and is a Founding Shareholder of the Company. Since 1998, Mr. Zyskind has served as the President, Chief Executive Officer and director of AmTrust Financial Services, Inc. (“AmTrust”), a publicly-traded multinational property and casualty insurer specializing in commercial lines coverage for small to mid-size businesses, and Chairman since 2016. Mr. Zyskind is also a director of several of AmTrust's wholly owned subsidiaries. Prior to joining AmTrust, Mr. Zyskind was an investment banker at Janney Montgomery Scott LLC in New York. Mr. Zyskind holds an M.B.A. from New York University's Stern School of Business. Mr. Zyskind is the son-in-law of Leah Karfunkel, who is a major shareholder of the Company and serves on the board of directors of AmTrust and National General Holding Corporation (“NGHC”), a holding company of the former GMAC Insurance personal lines companies. Mr. Zyskind has been a director of NGHC since 2013 and its non-executive chairman of the board of directors since the death of Michael Karfunkel in 2016.
In selecting Mr. Zyskind as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Zyskind's outside board service and business activities, including his significant executive experience in international business operations, his finance, strategic planning and information technology expertise and his knowledge of the insurance industry.
Simcha G. Lyons, 71, has been a member of our Board of Directors since June 2007, and he currently serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee and the Compensation Committee. Since 2005, Mr. Lyons has served as a senior advisor to the Ashcroft Group, LLC of Washington, D.C., a strategic consulting firm that was founded by the former Attorney General of the United States, John Ashcroft. Mr. Lyons also serves as a Senior Advisor to the Ashcroft Law Firm and as a Senior Advisor to Banner Public Affairs, a political lobbying/consulting company in Washington DC. In 2017, Mr. Lyons was appointed to the Board of Directors of Better Air Ltd., an Australian biotechnology company, and to BSD Growth Fund PCC Limited, a Gibraltar Experienced Investor Fund. Mr. Lyons previously served by appointment of the President of the United States on the United States Holocaust Memorial Council. In addition, Mr. Lyons has been the chairman of Lyons Global Insurance Services, LLC since 2009. Since 2003, he has also served as chairman of Lyons Global Advisors Ltd., a political consulting firm. Prior to 2002, Mr. Lyons was Vice-Chairman of Raskas Foods of St. Louis, Missouri.
In selecting Mr. Lyons as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Lyons' outside business activities, including his extensive understanding of governmental and legal affairs and significant executive and finance experience.
Raymond M. Neff, 76, has been a member of our Board of Directors since June 2007, and he currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. He is also chairman of Sabal Palm Bank since 2007, chairman and CEO of Beacon Aviation Insurance Services since 2010, and on the board of directors of the not-for-profit Sarasota Gulf Coast CEO Forum. Since 1999, Mr. Neff has served as President of Neff & Associates, Inc. and Insurance Home Office Services, LLC. He previously worked at the FCCI Insurance Group from 1986 to 1999, most recently as President and Chief Executive Officer from 1987 to 1999. He was previously Chairman of the Board of the Florida Workers' Compensation Joint Underwriting Association. Mr. Neff has held various positions at the Department of Labor and Employment Security and the Department of Insurance for the State of Florida. Mr. Neff previously worked at an insurance consulting group, a multi-line insurance agency and the Department of Insurance for the State of Michigan. Mr. Neff holds a B.S. in Mathematics and Accounting from Central Michigan University and an M.A. in Actuarial Science from the University of Michigan. Mr. Neff is a Member of the American Academy of Actuaries and an Associate of the Society of Actuaries.
In selecting Mr. Neff as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Neff's deep understanding of the insurance industry, as well as his business activities and significant executive and finance experience.
Yehuda L. Neuberger, 41, has been a member of our Board of Directors since January 2008. Mr. Neuberger is a private equity investor, investing across a broad spectrum of companies. Mr. Neuberger serves on the board of CUJO LLC, a global artificial intelligence company. Mr. Neuberger also serves in a leadership and board capacity with numerous, large not-for-profit organizations. Between December 2001 and December 2013, Mr. Neuberger held various senior leadership positions (including Executive Vice President and Director) at American Stock Transfer & Trust Company, LLC. Prior to joining American Stock Transfer, Mr. Neuberger practiced as an attorney with the law firm of Weil, Gotshal & Manges. Mr. Neuberger holds a B.S. from

Johns Hopkins University and a J.D. from Harvard Law School. Mr. Neuberger is the son-in-law of George Karfunkel, who is a Founding Shareholder of the Company, as well as a major shareholder and a director of AmTrust.
In selecting Mr. Neuberger as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Neuberger's business activities and significant executive and finance knowledge. In addition, our Nominating and Corporate Governance Committee and Board of Directors values Mr. Neuberger's extensive experience as a lawyer and as a director of other companies.
Steven H. Nigro, 58, has been a member of our Board of Directors since July 2007 and as our Lead Independent Director since November 2016, and currently serves as Chairman of the Compensation Committee, a member of the Audit Committee, and the Nominating and Corporate Governance Committee. Mr. Nigro has over 35 years of experience in financial services and specializes in mergers and acquisitions and capital raising for the insurance industry. In September 2012 Mr. Nigro became the Managing Partner of TAG Financial Institutions Group, LLC, an investment and merchant bank focusing on the financial services industry with specific concentration in the insurance industry. From 2011 to 2012 he was the Managing Director and Head of the Financial Services practice at Allegiance Capital Corporation. In 2005 Mr. Nigro co-founded Pfife Hudson Group, an investment bank specializing in the insurance industry and previously served as a Managing Director at Rhodes Financial Group, LLC and Hales & Company, both financial advisory firms catering exclusively to the insurance industry. From 1994 to 1998 he was Chief Financial Officer and Treasurer and a Director of Tower Group, Inc., an insurance holding company where he was responsible for financial and regulatory management, strategic planning and corporate finance. Mr. Nigro served as a Director of Clear Blue Financial Holdings, LLC from October 2015 through September 2016 and is currently a director of AEU Holdings, LLC. Mr. Nigro began his career with Arthur Young and Co. and is a Certified Public Accountant in New York. Mr. Nigro graduated from the University at Albany with a major in Accounting and minor in Economics.
In selecting Mr. Nigro as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Nigro's extensive experience in the finance sector and his deep understanding of the insurance industry. Mr. Nigro's experience as a certified public accountant and an investment banker specializing in the insurance industry is valuable to our Nominating and Corporate Governance Committee and Board of Directors.

CORPORATE GOVERNANCE
Board Independence
Messrs. Lyons, Neff and Nigro are “independent directors” under the rules of the NASDAQ Global Select Market ("NASDAQ") and the New York Stock Exchange ("NYSE"). NASDAQ and the NYSE rules require that a majority of the Board of Directors be independent, and we are in compliance with this requirement. The independent directors held separate executive sessions without senior management on at least four occasions in 2017, and neither the chairman, chief executive officer (the "CEO") nor any member of management, at any level, attended any of the executive sessions of the independent directors.
Board Meetings and Committees; Attendance at Annual General Meeting
The Board of Directors held four meetings in 2017. Each director attended at least 75% of the aggregate of the total number of meetings held in 2017 of the Board and any committee on which he served. All directors are expected to make every effort to attend the 2018 Annual General Meeting, and each director attended the 2017 Annual General Meeting.
Board Committees
Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each comprised entirely of independent directors within the meaning of the rules of NASDAQ and NYSE.
Audit Committee
We have a separately-designated standing Audit Committee. The Audit Committee assists our Board of Directors in monitoring the integrity of our financial statements, the independent auditor's qualifications and independence, performance of our independent auditors and our internal audit function, the establishment and maintenance of proper internal accounting controls and procedures, the treatment of employees' concerns regarding accounting and auditing matters as reported to our whistleblower hotline, and our compliance with legal and regulatory requirements. The Audit Committee's responsibilities also include appointing (subject to shareholder ratification), reviewing, determining funding for and overseeing our independent auditors and their services. Further, the Audit Committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

•	review and approve all related party transactions, as well as any subsequent modifications thereto, for actual or potential conflict of interest situations on an ongoing basis;

•	review and discuss with appropriate members of our management and the independent auditors our audited financial statements, related accounting and auditing principles, practices and disclosures;

•	review and discuss our audited annual and unaudited quarterly financial statements prior to the filing of such statements;

•
establish procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding our financial statements or accounting policies;

•
review reports from the independent auditors on all critical accounting policies and practices to be used for our financial statements and discuss with the independent auditor the critical accounting policies and practices used in the financial statements;

•	assist the Enterprise Risk Management Committee in its responsibility for oversight of risk management, including cybersecurity;

•
obtain reports from our management and internal auditors that we and our subsidiaries are in compliance with the applicable legal requirements and our Code of Business Conduct and Ethics, and advise our Board of Directors about these matters; and

•	monitor the adequacy of our operating and internal controls as reported by management and the independent or internal auditors.
We have adopted a policy that requires that all related party transactions be approved by our Audit Committee. In response to an annual questionnaire, we require directors, director nominees and executive officers to submit a description of any current or proposed related party transaction and provides updates during the year. In addition, we will provide the Audit Committee any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. If management becomes aware of any potential transactions during the year, management presents such transactions for approval by the Audit Committee. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Audit Committee for its action as soon as reasonably practicable, which may include termination, amendment or ratification of the transaction. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of Maiden and our shareholders, as is determined in good faith in accordance with its business judgment. Unless otherwise indicated below, each of these related party transactions was approved by our Audit Committee.
Mr. Neff is the chairman of our Audit Committee and the other members are Messrs. Lyons and Nigro. All the members of the Audit Committee are independent both under SEC rules and as that term is defined in the listing standards of NASDAQ and NYSE. The Board of Directors has determined that Messrs. Lyons, Neff and Nigro are “audit committee financial experts.”
The Audit Committee has adopted a charter, which is currently available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form a part of this report.
During 2017, the Audit Committee met six times.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed the audited consolidated financial statements of Maiden Holdings, Ltd. with management and the independent auditors for the year ended December 31, 2017. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board in Rule 3526 regarding the independent auditors' communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the independent auditors' independence. The independent auditors and the Company's internal auditors had full access to the Audit Committee, including meetings without management present as needed.
Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 1, 2018.
Raymond M. Neff, Chairman
Simcha G. Lyons
Steven H. Nigro
Compensation Committee
The Compensation Committee’s responsibilities include, among other responsibilities:

•	reviewing and approving corporate and individual goals and objectives relevant to the compensation of our Chief Executive Officer and other named executive officers;

•
evaluating the performance of our Chief Executive Officer and other executive officers in light of such corporate and individual goals and objectives and, based on that evaluation, together with the other independent directors if directed by the Board of Directors, determining the base salary and bonus of the Chief Executive Officer and other executive officers and reviewing the same on an ongoing basis;

•	reviewing all related party transactions involving compensatory matters;

•
establishing and administering equity-based compensation under the Amended and Restated 2007 Share Incentive Plan (the “Plan”) and any other incentive plans and approving all grants made pursuant to such plans; and

•	making recommendations to our Board of Directors regarding non-employee director compensation and any equity-based compensation plans.
Please refer to the Compensation Discussion and Analysis within this Proxy Statement for additional discussion of our policies and procedures for determining and establishing executive compensation.
Mr. Nigro is the chairman of our Compensation Committee and the other members of our Compensation Committee are Messrs. Neff and Lyons. All the members of the Compensation Committee are independent both under SEC rules and as that term is defined in the listing standards of NASDAQ and NYSE.
The Compensation Committee has adopted a charter. The charter is currently available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form a part of this report.
The Compensation Committee's independent compensation consultant is Mercer (U.S.) Inc. ("Mercer"). Mercer is engaged by, and reports directly to, the Compensation Committee, which has the sole authority to hire or fire Mercer and to approve fee arrangements for work performed. Mercer assists the Compensation Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for executive officers, compensation program design and market practices generally. The Compensation Committee has authorized Mercer to interact with management on behalf of the Compensation Committee, as needed in connection with advising the Compensation Committee. It is the Compensation Committee's policy that the Chairman of the Compensation Committee or the full Compensation Committee pre-approve any additional services provided to management by our independent compensation consultant. In fiscal year 2017, the Compensation Committee contracted Mercer to conduct a competitive assessment of the compensation for Maiden's Named Executive Officers and perform a review of Maiden's Short Term and Long Term Incentive Plans. The Compensation Committee has assessed the independence of Mercer pursuant to SEC rules and concluded that Mercer's work for the Compensation Committee does not raise any conflict of interest.
During 2017, the Compensation Committee met three times.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee’s responsibilities with respect to assisting our Board of Directors include, among other responsibilities:

•	establishing the criteria for membership on our Board of Directors and certain subsidiaries;

•	reviewing periodically the structure, size and composition of our Board of Directors and making recommendations to the board as to any necessary adjustments;

•	identifying individuals qualified to become directors for recommendation to our Board of Directors;

•	identifying and recommending for appointment to our Board of Directors, directors qualified to fill vacancies on any committee of our Board of Directors;

•
having sole authority to select, retain and terminate any consultant or search firm to identify director candidates and having sole authority to approve the consultant or search firm’s fees and other retention terms;

•
considering matters of corporate governance, developing and recommending to the board a set of corporate governance principles and our Code of Business Conduct and Ethics, as well as recommending to the board any modifications thereto;

•	considering questions of actual or possible conflicts of interest, including related party transactions, of members of our Board of Directors and of senior executives of our Company;

•	developing and recommending to our Board of Directors for its approval an annual board and committee self-evaluation process to determine the effectiveness of their functioning; and

•	exercising oversight of the evaluation of the board, its committees and management.
Mr. Lyons is the chairman of our Nominating and Corporate Governance Committee and the other members are Messrs. Neff and Nigro. All the members of the Nominating and Corporate Governance Committee are independent both under SEC rules and as that term is defined in the listing standards of NASDAQ and NYSE.
In carrying out its function to nominate candidates for election to our Board of Directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of our Board of Directors at that point in time. The Nominating and Corporate Governance Committee interprets diversity to include viewpoints, background, expertise, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender. We believe that the commitment of the Board and the Committee to greater diversity in its governing committees is demonstrated by the current structure of the Board and the varied skills sets of our directors. The Nominating and Corporate Governance Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate's personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate's chosen field. Each candidate should be prepared to participate fully in Board of Directors activities, including attendance at, and active participation in, meetings of the Board of Directors, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee's judgment, interfere with or limit such candidate's ability to do so. Each candidate should also be prepared to represent the best interests of all of our shareholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director's past attendance at Board of Directors and committee meetings and participation in and contributions to the activities of our Board of Directors.
The Nominating and Corporate Governance Committee considers recommendations for director candidates submitted by shareholders. In order for an individual recommended by a shareholder to be eligible for election as a director and considered by the Nominating and Corporate Governance Committee for the 2019 Annual General Meeting of Shareholders, the Corporate Secretary must receive the shareholder's recommendation not earlier than January 5, 2019, nor later than February 4, 2019, as required by our bye-laws.
A shareholder recommending an individual for election as a director must provide the Nominating and Corporate Governance Committee with the candidate's name, age, principal occupation or employment, background and relationship with the proposing shareholder, share ownership, a brief statement outlining the reasons the candidate would be an effective director and information relevant to the considerations described above. Shareholders should send the required information to the Corporate Secretary, Ideation House, 2nd Floor, 94 Pitts Bay Road, Pembroke HM08, Bermuda. The Nominating and Corporate Governance Committee may require further information. Such recommendations must be sent via registered, certified or express mail (or other means that allow the shareholder to determine when the recommendation was received by us). The Corporate Secretary will send any shareholder recommendations to the Nominating and Corporate Governance Committee for consideration at a future committee meeting. Individuals recommended by shareholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Nominating and Corporate Governance Committee.
On February 19, 2018, the Nominating and Corporate Governance Committee agreed to recommend the present five directors for re-nomination to the Board as well as to maintain the present composition of the various committees of the Board.

The Nominating and Corporate Governance Committee has adopted a charter. The charter is currently available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form a part of this report.
During 2017, the Nominating and Corporate Governance Committee met three times.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
We have adopted corporate governance guidelines and a code of business conduct and ethics that apply to all of our directors, officers and employees. These documents will be made available in print, free of charge, to any shareholder requesting a copy in writing to the Corporate Secretary, Maiden Holdings, Ltd., Ideation House, 2nd Floor, 94 Pitts Bay Road, Pembroke HM08 Bermuda. A copy of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form a part of this report.
Communications with the Board of Directors and Audit Committee
Shareholders and other interested parties may communicate with members of the Board of Directors (either individually or as a body) by addressing the correspondence to that individual or body to The Board of Directors, c/o Chief Financial Officer, Maiden Holdings, Ltd., Ideation House, 2nd Floor, 94 Pitts Bay Road, Pembroke HM08, Bermuda or by calling (441) 298-4900.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires officers, directors and persons who own more than ten (10) percent of a class of equity securities registered pursuant to Section 12 of the Exchange Act to file reports of ownership and changes in ownership with both the SEC and the principal exchange upon which such securities are traded or quoted. Officers, directors and persons holding greater than ten (10) percent of the outstanding shares of a class of Section 12-registered equity securities (“Reporting Persons”) are also required to furnish copies of any such reports filed pursuant to Section 16(a) of the Exchange Act with the Company. Based solely on a review of the copies of such forms furnished to the Company and written representations that no other reports were required, the Company believes that from January 1, 2017 to December 31, 2017 all but one Section 16(a) filing requirements applicable to its Reporting Persons were complied with in a timely manner.
Risk Management Oversight
The Board of Directors has the ultimate oversight responsibility for the risk management function of the Company. The Company has implemented an enterprise-wide approach to risk management and has established an Enterprise Risk Management Committee (the “ERMC”) which consists of members of the Company's executive management. The members of the ERMC include senior executives, including our Chief Executive Officer, Chief Financial Officer, presidents of our major subsidiaries, Chief Actuary, Chief Risk Officer and General Counsel. It also includes senior executives from our other main operating subsidiaries in Bermuda, the United States and Europe. The ERMC oversees the Company's framework for the identification, assessment, measurement, and reporting of and management of exposure to the Company's risk on an enterprise-wide basis. Our Audit Committee receives a quarterly enterprise risk management overview from executive management, which includes updates on areas including operational/strategic risk, financial risk, legal/compliance risk, and emerging risks.
The Audit Committee assists the ERMC in its responsibility for oversight of risk management. In particular, the Audit Committee focuses on major financial risk exposures and the steps management has taken to monitor and control such risks, and discusses with our independent auditor the policies governing the process by which senior management and the various units of the Company assess and manage our financial risk exposure and operational/strategic risk.
The Company has separated the positions of Chief Executive Officer and Chairman of the Board. This separation enhances Board administration and communication, allows for consistent Board leadership and allows the Chief Executive Officer to focus on managing the Company.
Risks Related to Compensation Practices and Policies
Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our named executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Our Compensation Committee assessed the Company's compensation and benefits programs to determine if the programs' provisions and operations create undesired or unintentional risk of a material nature. We do not have any programs where the ability of a participant may directly affect variability of payout. Rather, we support the use of base salary, performance based compensation, and retirement plans that are generally uniform in design and operation throughout the Company and with all levels of employees.
Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our Company's ability to effectively identify and manage significant risks, are compatible with our effective internal controls and our risk management practices, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

EXECUTIVE OFFICERS
The table below sets forth the names, ages and positions of our executive officers as of the date of this Proxy Statement:

Name	Age	Position(s)
Arturo M. Raschbaum	62	President and Chief Executive Officer
Karen L. Schmitt	59	Executive Vice President and Chief Financial Officer
Patrick J. Haveron	56	Executive Vice President and President of Maiden Reinsurance Ltd.
Thomas H. Highet	58	President of Maiden Reinsurance North America, Inc.
Lawrence F. Metz	45	Executive Vice President, General Counsel and Secretary
Set forth below are descriptions of the backgrounds of each of our executive officers.
Arturo M. Raschbaum, President and Chief Executive Officer, has served in that role since November 2008. Mr. Raschbaum is also a director of several of our other wholly owned subsidiaries. From 1994 to 2008, Mr. Raschbaum held several leadership positions with GMAC Insurance Holdings, including President of GMAC Insurance Holdings, Inc. and president of GMAC RE and its predecessors. Mr. Raschbaum holds a B.B.A. from the University of Texas at El Paso and attended the Stanford University Executive Program. Mr. Raschbaum serves on the board of governors of the Property Casualty Insurers Association of America, and also serves on the Board of Advisors of the RAND Institute for Civil Justice.
Karen L. Schmitt, Executive Vice President and Chief Financial Officer, has served in those roles since May 2014, and previously served as President of Maiden Reinsurance North America, Inc. and Maiden Specialty Insurance Company from 2009 to 2014. Ms. Schmitt is also a director of several of our wholly owned subsidiaries. From 1999 to 2008, Ms. Schmitt served in various capacities at GMAC RE, including her last position as Chief Operating Officer. Prior to 1999, Ms. Schmitt held positions as Chief Actuary and Senior Vice President at TIG Holdings, Vice President of American Reinsurance, and various positions at Prudential Property and Casualty. Ms. Schmitt holds an M.B.A from the Wharton School of the University of Pennsylvania and a B.S. in Actuarial Science from Lebanon Valley College. She is a Fellow of both the Casualty Actuarial Society (FCAS) and the Canadian Institute of Actuaries (FCIA), a Member of the American Academy of Actuaries (MAAA), a Chartered Enterprise Risk Analyst (CERA), and a Chartered Financial Consultant (ChFC).
Patrick J. Haveron, Executive Vice President, has served in that role since November 2009, and as President of Maiden Reinsurance Ltd. since February 2014. Mr. Haveron is also a director of several of our wholly owned subsidiaries. From 2004 to 2009, Mr. Haveron was President and Chief Executive Officer of Preserver Group, Inc., a publicly-traded property and casualty insurer, after having served in a variety of financial and executive leadership roles since 1988. Mr. Haveron was also Senior Vice President and Chief Operating Officer of Tower Group, Inc., a publicly-traded property and casualty insurer, from 2007 to 2009 after its acquisition of Preserver in 2007. Mr. Haveron has previously served on the board of governors of the Property Casualty Insurers Association of America, and holds a B.S. from the University of Scranton.
Thomas H. Highet, President of Maiden Reinsurance North America, Inc. ("MRNA"), has served in that role since May 2014 and previously served as its Executive Vice President. Mr. Highet, director of MRNA since 2008, is also a director of several of our wholly owned U.S. subsidiaries. Mr. Highet, who joined Maiden Re Insurance Services, LLC (formerly GMAC RE) in 1988, has over 30 years of reinsurance experience. He previously held positions with PMA Re, Metropolitan Re and AFIA. Mr. Highet graduated from Stevens Institute of Technology with a Bachelor of Science. He is an Associate of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
Lawrence F. Metz, Executive Vice President, General Counsel and Secretary, has served in that role since February 2016, and served as Senior Vice President, General Counsel and Secretary from June 2009 to February 2016. Mr. Metz is also a director and secretary of several of our wholly owned subsidiaries. From 2007 to 2009, Mr. Metz served as Vice President, General Counsel - US Operations and Assistant Secretary of AmTrust. From 2004 to 2007, Mr. Metz served as Vice President, General Counsel and Secretary of a publicly-traded provider of information management and business process optimization solutions. Mr. Metz holds a B.S. from the University of Wisconsin - Madison and a J.D. from Fordham University School of Law, and is a member of the Bar of the Supreme Court of the United States, the New Jersey State Bar Association and the New York State Bar Association. Mr. Metz serves as the Chair of the Legal Subcommittee of the Legal and Government Affairs Committee of the Property Casualty Insurers Association of America, and also serves on the Board of Advisors of the RAND Center for Corporate Ethics and Governance.

COMPENSATION DISCUSSION AND ANALYSIS
The material elements of our compensation philosophy, strategy and plans are discussed below. The Compensation Committee is responsible for establishing, implementing and monitoring our compensation programs, philosophy and objectives.
Overview
The objectives of our executive compensation policy will be to retain those executives whom we believe will be essential to our growth, to attract other talented and dedicated executives and to motivate each of our executives to develop our overall profitability. To achieve these goals, we intend to offer each executive an overall compensation package that is competitive, and a substantial portion of which will be tied to the achievement of specific performance objectives. Our overall strategy is to compensate our named executive officers with a mix of cash compensation, in the form of base salary and bonus, and equity compensation, in the form of share options, restricted share and restricted share unit awards.
The Company, and separately the Compensation Committee, utilized industry competitive executive compensation data provided by our compensation consultant, Mercer, and the reinsurance industry surveys of Towers Watson Data Services, Property and Casualty Reinsurance Compensation Survey and the PWC Bermuda International Business Compensation Survey for the Insurance and Reinsurance Industry to analyze the competitive compensation elements of base salary, long term and annual incentives, total direct compensation and Bermuda benefits for our named executive officers and other company executives. Mr. Raschbaum is involved in making recommendations to the Compensation Committee regarding the compensation arrangements for other executives. The above factors all directly assisted the Compensation Committee to determine fair compensation for the CEO and the other named executive officers.
We have entered into employment agreements with each of our named executive officers.
Executive Compensation
We believe that the Company's compensation packages provide a reasonable arrangement of pay elements that align executive incentives with the creation of shareholder value, and bonuses and share-based awards that are dependent on, and strictly tied to, the Company's performance and paid upon the achievement of business goals and key business metrics. Our executive compensation policy includes the following fixed and variable elements:
Fixed Compensation
Salary.  The base salaries provided to our named executive officers are designed to deliver an annual salary at a level consistent with individual experience, skills and contributions to the Company, and are consistent with levels paid by direct and indirect competitors in the reinsurance marketplace. The Compensation Committee generally establishes executive officer base salaries at base compensation levels consistent with benchmark compensation levels for executives with similar job responsibilities at select peer group companies as reported by independent compensation surveys. The annual base salary of each of the named executive officers is set in each of their employment agreements and is reviewed on an annual basis. The Compensation Committee determines the CEO's compensation after consultation with each director on the Board of Directors as well as the Company's outside compensation consultant, and reviews the recommendations of the CEO concerning the compensation of the other named executive officers and makes determinations with respect thereto. In February 2018, the Compensation Committee chose to maintain the base salary of each of the named executive officers, except for Mr. Haveron and Mr. Highet.
Benefits.  The Company seeks to provide benefit plans, such as health and welfare programs to provide life insurance, 401(k), health and disability benefits to our employees, in line with applicable market conditions. These health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits. The named executive officers are eligible for the same benefit plans provided to all other employees local to the entity in which they operate.
The Company provides certain of our named executive officers with other benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key employees. These benefits are specified in our named executive officers' employment agreements. Many of these benefits relate to those executives, such as Mr. Raschbaum, Ms. Schmitt and Mr. Haveron, who reside and/or work in Bermuda and are typical of such benefits provided to expatriates in Bermuda. Examples of these benefits for Bermuda-based expatriates include housing, commuting and tax gross up allowances. These benefits are described under “Summary Compensation Table” and “Employment Agreements” below.
Variable Compensation
Summary of Bonus Determinations.  At the beginning of each year, our Compensation Committee sets an aggregate target bonus pool for all employees for the upcoming year, which constitutes the sum of the individual bonuses at target performance for each employee. Individual bonus targets for named executive officers are set by the Compensation Committee and reflect both the judgments of the Compensation Committee and their review of industry benchmarks, as well as the recommendation of the CEO. For the balance of eligible employees, these targets are established by management using similar benchmarking along with management judgment. The Compensation Committee also sets targets for each of the key company performance metrics that will guide its determination of what percentage of the aggregate target bonus pool it will fund at the end of the year, which ranges from 0% to 200% of the aggregate target depending upon results. The Compensation Committee retains discretion to adjust the performance metrics at the end of the year based on developments in the industry and at the Company. After the year is completed, the Compensation Committee determines the aggregate size of the Company's bonus pool for the preceding year based on the Company's performance, and then determines the manner in which the pool will be distributed and granted to the named executive officers, based on the methodology described below, which includes discretion to recognize subjective elements of individual performance and contributions. For our named executive officers and all employees, individual awards are based on performance against specific defined goals.

Our bonus policy awards each named executive officer (except for the chief executive officer whose bonus is determined as described below) for his or her individual contribution to our profits for the fiscal year via our annual incentive plan (“AIP”). The AIP targets are determined by the Compensation Committee and reward the achievement of certain objective measurable company-wide performance metrics and preset individual performance metrics, which the Compensation Committee maintains complete discretion to adjust. We believe that the policy of paying a bonus helps us attract qualified employees and provides an additional incentive for individuals to join our Company.
Upon recommendation of the CEO of individual performance, the Compensation Committee considered the following specific factors, among others, when considering the annual incentive awards to the non-CEO named executive officers:
The Compensation Committee determined that Ms. Schmitt contributed to the Company, among other reasons, by effectively working to strengthen the control framework and manage the auditor transition process, significantly improving the reserving process, enhancing budgeting accountability, improving the capital management process and ensuring the filing of the Company’s Form 10-K on a timely basis in the first year with a new auditor.
The Compensation Committee determined that Mr. Haveron contributed to the Company by, among other reasons, enhancing the capital solutions business model and explaining technical infrastructure to better monitor and control largest client relationship, strong growth in Capital Solutions business, reducing the IRC cost structure, successfully launching a new capital solutions model, strengthening control and active monitoring of largest client including active management and monitoring of key technical elements of the relationship, and supporting the CFO on technical and capital market issues.
The Compensation Committee determined that Mr. Highet contributed to the Company by, among other reasons, enhancing the tactical audit and risk evaluation activity, maintaining strong client retention despite competitive challenges, implementing key leadership and structural changes focused on developing key leaders, and ongoing support of a new system development initiative.
The Compensation Committee determined that Mr. Metz contributed to the Company by, among other reasons, creating effective litigation review process, maintaining strong effective focus on compliance, effectively communicating with the board, enhancing accountability of the functions reporting to him, including the recently added US claims function, and supporting key business activities across Maiden.
CEO annual incentive award.  The Compensation Committee determined that the CEO's target bonus would be contingent on the achievement of objective Company performance metrics and the subjective assessment of the Compensation Committee. The Compensation Committee considers the CEO's critical management and leadership accomplishments and the CEO's effectiveness in developing and implementing the following subjective standards:

•	Managing Maiden's overall business and operating strategy;

•	Providing leadership and detailed oversight involvement of and in Maiden’s operations across all business units;

•	Maintained professional, collaborative and responsive relationships with Maiden's investors, regulators and rating agencies;

•	Overseeing improvements in underwriting methodologies relating to lines of business producing substandard operating performance;

•	Continuing the enhancement of an effective risk management framework for the Company; and

•	Maintaining an effective working relationship with the Board of Directors and shareholders.
The Compensation Committee had previously received a top level benchmarking analysis of CEO compensation from its outside compensation consultant, focusing in particular on other Bermuda reinsurance companies. Such analysis concluded that Mr. Raschbaum's compensation was within the range of cash compensation of similarly situated CEOs. As a result of the foregoing accomplishments in 2017, but adjusted for the business performance metrics described below, Mr. Raschbaum, who was targeted to receive 100% of his base compensation, was granted a cash incentive grant by the Committee of $250,000.
CEO Pay Ratio.  We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO.  For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $151,668; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 20 of this proxy statement, was $1,451,754.
Based on this information for fiscal year 2017, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 10:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.
To identify our median employee, we first determined our employee population as of December 31, 2017 (the “Determination Date”). We had 192 employees, representing all full-time, part-time, seasonal and temporary employees as of the Determination Date. This number does not include any employee identified as operating in countries for which data privacy restrictions apply nor independent contractors or “leased” workers, as permitted by the applicable SEC rules.
We then measured the employee population’s total target cash compensation for the period beginning on January 1, 2017 and ending on December 31, 2017. This compensation measurement was calculated by totaling, for each employee, his or her base salary and target annual cash incentive award for 2017. We annualized compensation for any employees who were employed for less than the full fiscal year, but we did not annualize the compensation for employees in temporary or seasonal positions.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. For 2017, the total compensation of our median employee was determined to be $151,336. This total compensation amount for our median employee was then compared to the 2017 total compensation of our CEO as reported in the Summary Compensation Table to determine the pay ratio.
Given the different methodologies that various public companies will use to determine their pay ratio, the pay ratio disclosed above should not be used as a basis for comparison between or among companies.
Annual incentive plan ("AIP"). Our AIP is designed to reward our employees based on achieving targets in the four performance areas:

•	targeted operating return on equity;

•	achievement of combined ratio objectives;

•	growth in written premium; and

•	controlling expenses.
All of our employees are eligible to earn annual incentive compensation. Our annual incentive compensation is normally paid in February or March for the prior year's performance, and approval by the Compensation Committee is required. An aggregate bonus pool target is established each year, based on the sum of all of the individual employee target bonus amounts. Employee targeted bonus amounts are determined by the employee's position and benchmarked with other reinsurance companies' positions based on information from various independent annual surveys and services. Individual awards are further adjusted to reflect performance against personal objectives.
The actual amount of the annual incentive pool is at the complete discretion of the Compensation Committee and was based for fiscal year 2017 on achieving the following performance metrics: operating return on beginning common equity (40% of the annual incentive calculation); combined ratio target (30%); revenue growth (20%); and operating expense targets (10%). The Compensation Committee maintains complete discretion to modify the performance metrics based on developments in the industry, in the market and the Company during the year. Beginning in 2016, the Compensation Committee amended the annual incentive payout guidelines to reflect performance levels achieved below 100% to generally result in the actual performance percentage applied to the targeted annual incentive pool to be awarded. Generally for performance levels at 150% and above target performance, the annual incentive bonus pool would be capped at 200% of the targeted annual incentive pool.
Operating return on beginning common equity.  Operating return on beginning common equity ("OROE") as a measure of performance is highly correlated to market value and ultimately the creation of shareholder value. As a measurement, it is a proxy for the relationship between net income and the book value of the Company. The Compensation Committee in consultation with the CEO establishes annual bonus target levels that are consistent with the objective of ultimately achieving a medium term goal of 15% annual OROE.
Combined ratio.  Underwriting profit is a critical component of operating performance and the combined ratio reflects the margin by which insurance earned revenues exceed operating costs and reinsured losses. The Company utilizes this metric to evaluate its underwriting effectiveness on a contract and aggregate portfolio basis. This metric is also measured at the underwriting team level and ultimately impacts individual compensation. For Maiden, the group’s ultimate, long-term target objective is a 96.0%, or lower, combined ratio; however, the annual target reflects factors such as business mix and market conditions.
Revenue growth rate.  While the reinsurance sector is a mature market with pronounced underwriting cycles that reflect the competitive nature of the market, over time, our Board of Directors and our Compensation Committee believe that the Company's competitive advantages should enable the Company to grow at a level in excess of the broader industry growth trends. While this metric is an important measure of the effectiveness of the Company's business model and market acceptance, it receives a significantly lower weighting than OROE and combined ratio in recognition of the fact that Maiden emphasizes that profitability is more important than growth.
Operating expense.  Reflecting the mature market dynamics of the reinsurance sector, a critical element of Maiden's business model is operating efficiency. We target the maintenance of operating expense relativities (operating expenses measured against net earned premium) within the most efficient quartile among industry participants of operating efficiency on an annual basis. Our Board of Directors and Compensation Committee believe that loss costs being equal, the relative operational efficiency of our Company can further differentiate it in both profit margin and cost competitiveness. The Compensation Committee establishes this metric on an annual basis based on the business plan developed by management.
The AIP performance targets for the 2017 fiscal year, adopted by the Compensation Committee in February 2017, were a 13.00% OROE, 99.00% combined ratio, 10.00% revenue growth and an achievement of targeted operating expense levels of 2.97%. The following chart compares the target and the actual figures attained by the Company and the resulting percentage of business performance versus the AIP metrics:

Business Performance Metric	Weight	2017 Target	2017 Actual Performance	2017 Calculated Payout
OROE	40.00%	13.00%	Negative	—%
Combined Ratio	30.00%	99.00%	No Margin	—%
Revenue Growth(1)	20.00%	10.00%	5.90%	59.0%
Operating Expenses	10.00%	2.97%	2.50%	131.6%
Total	100.00%			25.0%

(1)	Revenue growth calculation based on (2017 total net premiums written minus 2016 total net premiums written)/2016 total net premiums written.
Based on the Company's performance achieved, the aggregate bonus pool calculated to 25.00%. The aggregate bonus pool maximum target (not including the named executive officers) established for the 2017 fiscal year was accrued for in the Company’s fiscal 2017 financial statements. For employees other than the named executive officers, executive management has discretion to determine the actual incentive compensation paid, which can range from 0% to 200% of the employees’ targeted annual incentive compensation based on the employees’ individual performance for the year. The total annual incentive compensation paid cannot exceed the aggregate pool approved by the Compensation Committee.
The Compensation Committee determines the actual annual incentive compensation for each named executive officer based on the corporate performance against the AIP performance targets, as referenced above for 2017, and his/her individual contribution to the achievement of the resulting performance. The Committee relied upon the benchmarking surveys from outside compensation consultants, as well as the recommendations from the entire Board of Directors and the CEO when determining and approving the annual incentive awards of the non-CEO named executive officers. The annual incentive awards are calculated based upon a target percentage of base salary. The Compensation Committee considered the specific factors listed in this CD&A for the CEO and the other named executive officers.
Based on the foregoing and the CEO’s overall assessment of their performance, (1) Ms. Schmitt, who was targeted to receive 100% of her base compensation, was granted 31.25% of her target award, or $187,500 in cash; (2) Mr. Haveron, who was targeted to receive 75% of his base compensation, was granted 31.25% of his target award, or $117,563 in cash; (3) Mr. Highet, who was targeted to receive 75% of his base compensation, was granted 25.00% of his target award, or $84,375 in cash; and (4) Mr. Metz, who was targeted to receive 75% of his base compensation, was granted 43.30% of his target award, or $150,000 in cash.
Further in February 2018, the Compensation Committee unanimously approved the metrics for the 2018 AIP, which were adjusted from the 2017 AIP consistent with other similarly situated reinsurance companies, as well as for other reasons, including changes in the operating environment, the current investment yield environment and maintaining a conservative investment portfolio. The 2018 AIP metrics are detailed in the following table:

Business Performance Metric	Weight	2018 Target
OROE	40.00%	15.00%
Combined Ratio	30.00%	99.00%
Revenue Growth	20.00%	10.00%
Operating Expenses	10.00%	2.82%
Total	100.00%
The 2018 AIP will be awarded based on the funding level. The calculation methodology for the AIP to reflects the payout % per corporate metric as equal to the actual performance % of each metric achieved for performance below 100%. Specific 2018 business objectives have been established for each named executive officer.
Long-Term Incentive Compensation.  We believe that the use of share-based awards and options to purchase common shares offers the best approach to achieving our compensation goals as equity ownership ties a considerable portion of a named executive officer's compensation to the performance of our common shares. Our emphasis on long-term variable compensation at the senior executive levels demonstrates our desire to reward effective long-term management decision making and provide the named executive officers and other senior leaders with a future interest in the Company. Share ownership guidelines are applied for our named executive officers and other senior leaders of the Company. Long-term incentive compensation, which potentially expires in the event of the departure of an executive from the employ of the Company, has the ability to retain valuable executive talent within the organization. The Plan provides the principal method for our named executive officers and other senior leaders to acquire equity interests in the Company.
Long Term Incentive Plan ("LTIP").  The long term incentive plan was approved by the Compensation Committee and implemented in March 2011. The program design is based on objective review and recommendations from our compensation consultant, utilizing industry survey data and proxy details to establish benchmark compensation levels. Compensation levels are targeted at industry medians and adjusted for factors such as experience, time in position, responsibility levels and historical compensation levels. For each non-CEO grant, performance is measured over a three-year performance period with 100% vesting at the end of the three year period assuming performance criteria have been met. The plan includes all the named executive officers and other senior leaders.
It is intended that long term incentive compensation will be delivered each February or March for the prior year's performance by the Compensation Committee. The CEO is awarded restricted share units based upon the completion of critical objectives, leadership performance and broad strategic business decisions, which are assigned and evaluated by the Compensation Committee and/or the Board of Directors. Non-CEO named executive officers and other senior leaders are granted performance based restricted share units, 50% of which granted based upon the achievement of corporate performance targets (described below) for a three year performance cycle, and 50% granted based upon each executive's individual performance during the three year cycle. Performance criteria will be based on our long-term core business objectives of 15% OROE, 96.00% combined ratio, growth rate of 10% and expenses relativities at budgeted levels. The corporate performance targets for the long term incentive plan are established annually by the Compensation Committee. The long term incentive compensation opportunity for each participant is determined based upon an individual long term incentive target percentage of that employee's approved base salary for March 1 applying the closing price on NASDAQ of our common shares on the date of grant to calculate the number of restricted share units issued.
As previously reported, the Compensation Committee also awarded performance based restricted share units to the non-CEO named executive officers and other senior leaders annually for three year cycles beginning in 2012. The following chart compares the target and the actual figures attained by the Company and the resulting percentage of business performance versus the 2015-2017 LTIP metrics:

Business Performance Metric	Weight	2015-17 Target	2015-17 Actual as % of Target	2015-17 Calculated Payout
OROE	40.00%	13.95%	31.5%	12.6%
Combined Ratio	30.00%	97.12%	8.1%	2.4%
Revenue Growth	20.00%	10.90%	69.9%	14.0%
Operating Expenses	10.00%	2.71%	104.6%	10.9%
Total	100.00%			39.9%
Performance based long term incentive awards were granted to the non-CEO named executive officers and other senior leaders for the 2018-20 performance period. The long-term incentive plan performance targets for the 2018-20 period, adopted by the Compensation Committee in February 2018 are detailed in the following table:

Business Performance Metric	Weight	2018-20 Target
OROE	40.00%	15.00%
Combined Ratio (1)	30.00%	99.00%
Revenue Growth (2)	20.00%	10.00%
Operating Expenses	10.00%	2.82%
Total	100.00%
(1) The payout will be 100% if the combined ratio is at 99% and 0% if the combined ratio is at 102%. The payout ratio will be extrapolated if the combined ratio is between 99% and 102%.
(2) Revenue growth will be calculated based on Diversified Reinsurance gross written premium only.
The long term incentive compensation granted to the non-CEO named executive officers for the 2018-20 period were (1) $390,000 of restricted share units for Ms. Schmitt (65% of her 2018 base salary), (2) $260,000 of restricted share units for Mr. Haveron (50% of his 2018 base salary), (3) $235,000 of restricted share units for Mr. Highet (50% of his 2018 base salary), and (4) $230,950 of restricted share units for Mr. Metz (50% of his 2018 base salary). For these performance based grants to the non-CEO named executive officers, the actual value of these units will be determined at the end of the three year valuation period (end of 2020) and settled based on actual performance relative to the targets referenced above.
Discretionary Awards. Pursuant to the Plan, the Compensation Committee may, in its complete discretion, distribute restricted share or other awards in recognition of top performance or to help retain key employees, among other reasons. Upon entrance into the LTIP, select senior leaders may face a gap of award during the first performance cycle which would be scheduled for a payout based upon performance after three years. To address such gap, the Compensation Committee may choose to make discretionary restricted share grants to select senior leaders for the retention of our most important leadership talent and in recognition of their contributions toward the profitability of the Company. These restricted share grants are intended to act as long term incentive awards, vesting 50% on the first year anniversary of the grant and 50% on the second year anniversary of the grant. The closing price on NASDAQ of our common shares on the date of grant is used to determine the number of restricted shares issued.
Share Options.  We believe awarding our employees with options to purchase our common shares align employee incentives with shareholders because options increase in value only as the Company's share price increases over time. The Plan is intended to award our employees and named executive officers with proprietary interests in the Company and to provide an additional incentive to promote our success and to remain in our service. The Plan authorizes us to grant incentive share options, non-qualified share options, restricted share units and restricted share awards to our employees, officers, directors and consultants. Our Compensation Committee oversees the administration of the Plan. 10,000,000 of our common shares are reserved for issuance under the Plan, of which no more than 2,500,000 (25% of the total number of shares currently authorized for issuance under the Plan) may be used for restricted share awards. As of December 31, 2017, there are an aggregate of 1,516,769 options outstanding to purchase common shares that have been awarded to our senior executives, non-employee directors, employees and other persons. The Compensation Committee awards share options based on its evaluation of an individual's contribution to the Company's overall success. In February 2018, the Compensation Committee approved share option grants to non NEO employees totaling 255,000.

Options granted to Mr. Raschbaum, Ms. Schmitt, Mr. Haveron, Mr. Highet and Mr. Metz, along with any other grant under the Plan, is at the complete discretion of the Compensation Committee (except for those contractually-provided for via approval by the Compensation Committee).
Retirement Plan.  We do not provide either a qualified or non-qualified pension plan for our named executive officers.
Change in Control and Severance Arrangements.  We do not maintain change in control agreements with any of our named executive officers. We do not provide any severance benefits other than as may be provided in an executive's employment agreement.
At our 2017 Annual General Meeting of Shareholders, the common shareholders cast their votes in support of the Board of Directors' recommendations on the advisory votes regarding the compensation of our named executive officers and the frequency of voting on executive compensation once every three years. Based on the favorable response we received from our shareholders on the advisory votes, the Board intends to continue its current compensation practices which link executive pay to Company performance and hold advisory votes on executive compensation once every three years.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with executive management. Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Steven H. Nigro, Chairman
Simcha G. Lyons
Raymond M. Neff

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Arturo M. Raschbaum President and Chief Executive Officer	2017	$1,000,000	$250,000	$—		$—	$—	$201,754	(3)	$1,451,754
	2016	$1,000,000	$460,000	$1,000,000	(4)	$—	$—	$217,423	(3)	$2,677,423
	2015	$1,000,000	$500,000	$900,000	(4)	$—	$—	$395,377	(3)	$2,795,377
Karen L. Schmitt Chief Financial Officer	2017	$600,000	$—	$390,000	(5)	$—	$187,500	$329,237	(6)	$1,506,737
	2016	$600,000	$—	$390,000	(5)	$—	$174,510	$338,560	(6)	$1,503,070
	2015	$600,000	$—	$601,000	(7)	$—	$510,000	$349,355	(6)	$2,060,355
Patrick J. Haveron President, Maiden Reinsurance	2017	$501,600	$—	$250,800	(5)	$—	$117,563	$241,120	(6)	$1,111,083
	2016	$501,600	$—	$250,800	(5)	$—	$104,207	$268,390	(6)	$1,124,997
	2015	$501,600	$—	$382,597	(7)	$—	$263,340	$413,155	(6)	$1,560,692
Thomas H. Highet President, Maiden Reinsurance North America	2017	$450,000	$—	$225,000	(5)	$—	$84,375	$12,391	(9)	$771,766
	2016	$450,000	$—	$225,000	(5)	$—	$70,116	$12,391	(9)	$757,507
	2015	$450,000	$—	$225,000	(8)	$—	$168,750	$13,439	(10)	$857,189
Lawrence F. Metz Executive Vice President, General Counsel and Secretary	2017	$461,899	$—	$230,950	(5)	$—	$150,000	$14,500	(11)	$857,349
	2016	$461,899	$—	$230,950	(5)	$—	$83,165	$14,202	(11)	$790,216
	2015	$419,909	$—	$167,963	(8)	$—	$167,963	$15,023	(11)	$770,858

(1)	Amount shown reflects discretionary cash awards for Executive's performance during that year paid in the first quarter of the following year.

(2)	Represents cash awards earned for performance in accordance with the Annual Incentive Plan and reported in the Compensation and Management Discussion.

(3)	Amount shown reflects payments related to the costs of commuting to our office in Bermuda and associated lodging expenses, tax equalization, life insurance, and Bermuda social insurance.

(4)
Amount shown reflects the grant date fair market value of restricted share units granted to Mr. Raschbaum. The 2015 and 2016 restricted share units vest one third on the first anniversary of grant, one third on the second anniversary of grant and one third on the third anniversary of grant.

(5)
Represents the aggregate grant date fair market value of performance based restricted share unit awards granted to the named executive officer as determined in accordance with Accounting Standards Codification Topic No. 718, "Compensation Stock Discussion," using the assumptions described in Note 14 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC. The value of the performance based restricted shares at grant date fair market value for Ms. Schmitt was $390,000, Mr. Haveron was $250,800, Mr. Highet was $225,000 and Mr. Metz was $230,950. At maximum plan performance, the performance based restricted share units would be estimated at 200% value of the grant date fair market value variable to the fair market value of common shares as of the settlement date.

(6)
Amount shown reflects payments related to the costs of commuting to our office in Bermuda and associated lodging expenses, tax equalization, life insurance, Bermuda social insurance, car allowance and paid dividends for unvested restricted shares.

(7)
Represents the aggregate grant date fair market value of performance based and non-performance based restricted share unit awards granted to named executive officers Ms. Schmitt and Mr. Haveron as determined in accordance with Accounting Standards Codification Topic No. 718, "Compensation Stock Discussion," using the assumptions described in Note 14 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC. The value of the performance based restricted shares at grant date fair market value for Ms. Schmitt was $390,000 and Mr. Haveron was $250,800. At maximum plan performance, the performance based restricted share units would be estimated at 200% value of the grant date fair market value variable to the fair market value of common shares as of the settlement date. At the discretion of the Board, a portion of Ms. Schmitt's and Mr. Haveron's 2014 annual incentive plan award approved in the first quarter of 2015 was granted to them in the form of non-performance based restricted share units. The non-performance based restricted share units granted are subject to a three year vesting with one third vested on the first anniversary of the grant date, one third on the second anniversary of the grant date and the remaining on the third anniversary of the grant date. The non-performance restricted share units were awarded with voting and dividend rights. The value of the non-performance based restricted shares units at grant date fair market value for Ms. Schmitt was $211,000 and Mr. Haveron was $131,797.

(8)
Represents the aggregate grant date fair market value of performance based restricted share unit awards granted to the named executive officer as determined in accordance with Accounting Standards Codification Topic No. 718, "Compensation Stock Discussion," using the assumptions described in Note 14 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC. The value of the performance based restricted shares at grant date fair market value for Mr. Highet was $225,000 and Mr. Metz was $167,963. At maximum plan performance, the performance based restricted share units would be estimated at 200% value of the grant date fair market value variable to the fair market value of common shares as of the settlement date.

(9)	Amount shown reflects payments related to life insurance and car allowance.

(10)	Amount shown reflects payments related to life insurance, car allowance, and paid dividends for unvested restricted shares.

(11)	Amount shown reflects payments related to life insurance, car allowance, executive physical and paid dividends for unvested restricted shares.

GRANTS OF PLAN-BASED AWARDS IN 2017

		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards:
Name	Grant Date	Target (#)	Maximum (#)	Number of Shares of Stock Units and Restricted Shares (#)	Grant Date Fair Value of Stock Awards (1)
Arturo M. Raschbaum	February 21, 2017	—	—
Karen L. Schmitt	February 21, 2017	23,284	46,568	—	$390,000
Patrick J. Haveron	February 21, 2017	14,973	29,946	—	$250,800
Thomas H. Highet	February 21, 2017	13,433	26,866	—	$225,000
Lawrence F. Metz	February 21, 2017	13,788	27,576	—	$230,950

(1)
Represents the aggregate grant date fair value of option awards, restricted shares and restricted share unit awards granted to our named executive officers as determined in accordance with ASC 718 using the assumptions described in Note 14 to the Financial Statements included in our Annual Report on Form 10-K for the fiscal year 2017.

Employment Agreements
Arturo M. Raschbaum, Karen L. Schmitt, Patrick J. Haveron, Thomas H. Highet and Lawrence F. Metz
We have entered into employment agreements effective November 1, 2011 with Mr. Raschbaum, Ms. Schmitt, Mr. Haveron, Mr. Highet and Mr. Metz. Each employment agreement is virtually the same for these five individuals except for salary and title. Below is a summary of the key terms of these employment agreements. We do not currently maintain key man life insurance policies with respect to any of our senior management.
These agreements automatically renewed in 2017, and the three year term of the employment agreements ends on October 31, 2020 unless terminated earlier pursuant to the terms of the employment agreement. The employment agreement will automatically renew for successive three year periods unless the Company or the respective employee provides 90 days' notice of its or his/her intention not to renew the employment agreement. Mr. Raschbaum, Ms. Schmitt and Mr. Haveron receive housing and commuting allowances regarding their working time in Bermuda.
Under the employment agreements, we are able to terminate each executive's employment at any time for “cause” and, upon such an event, we will have no further compensation or benefit obligation to such executive after the date of termination. Cause is defined in the agreement as (i) a material breach of the employment agreement by the executive, but only if such breach is not cured within 30 days following written notice by the Company to the executive of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly and adversely affects our business or reputation. No act, failure to act or course of conduct on the executive's part will be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in our best interests.
Under the employment agreements, the executives have agreed to keep confidential all information regarding the Company that he or she receives during the term of employment and thereafter. Each executive also agreed that during the term of employment and for a two-year period beginning upon termination of the employment, he or she will not solicit any of our customers with whom he had dealings or senior employees or solicit any entity that he or she knows has been contacted by us regarding a possible acquisition by us for purposes of acquiring that entity. Each executive has also agreed to a non-compete provision of one year from the date of termination of the agreement, and a non-solicitation of clients and employees for two years from the date of termination of the agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2017

The following table sets forth the option and stock awards held by the named executive officers as of December 31, 2017:

	Option Awards			Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested Unexercised (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
Arturo M. Raschbaum	229,514	$3.28	11/12/2018	21,599	$142,553
	333,333	$7.25	11/12/2019	50,659	$334,349
	333,333	$7.85	11/12/2020		$—
Karen L. Schmitt	32,200	$4.45	2/24/2019			5,063	(4)
	50,000	$7.25	3/4/2020			28,078	(5)
						29,635	(5)
						23,284	(5)
Patrick J. Haveron	30,000	$7.25	3/4/2020			3,163	(4)
						18,056	(5)
						19,058	(5)
						14,973	(5)
Thomas H. Highet	938	$7.25	3/4/2020			16,199	(5)
						17,097	(5)
						13,433	(5)
Lawrence F. Metz	8,000	$5.11	6/1/2019			12,092	(5)
	50,000	$7.25	3/4/2020			17,549	(5)
						13,788	(5)

(1)
Under the Plan, 25% of the options will become exercisable on the first anniversary of the grant, with an additional 6.25% of the options vesting each quarter thereafter based on the executive's continued employment over a four-year period.

(2)	The restricted share units granted to Mr. Raschbaum vest one-third on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant.

(3)	To calculate the value in this column, the closing price of the Company's final trading day of fiscal 2017 on NASDAQ on December 31, 2017 of $6.60 was used.

(4)	These non-performance based restricted share units granted shall vest one-third each year for three years on the anniversary of the grant date.

(5)
These restricted share units shall vest based upon the achievement of performance criteria relating to return on equity, combined ratio, revenue growth and operating expense during the respective performance period assigned to such grant (usually three years). The target award listed in this column represent 100% of the target award, and 0% to 200% of such target award may vest depending upon the degree to which the performance targets are met.

OPTION EXERCISES AND STOCK VESTED IN 2017
With respect to our named executive officers, this table shows the stock options exercised by such officers during 2017 (disclosed under the “Option Awards” columns). The dollar value reflects the total pre-tax value realized by such officers, not the grant-date fair value or recognized compensation expense disclosed elsewhere in this proxy statement. Value from these option exercises were only realized to the extent our stock price increased relative to the stock price at grant (exercise price). This table also shows the stock awards paid out under the grants made by the Compensation Committee in February 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Arturo M. Raschbaum	—	$—	70,360
Karen L. Schmitt	28,000	$284,200	34,255
Patrick J. Haveron	—	$—	22,139
Thomas H. Highet	—	$—	10,671	(1)
Lawrence F. Metz			8,218	(2)

(1)	Does not include an additional 6,018 common share disposition resulting from withholding of securities for the payment of tax liability.

(2)	Does not include an additional 4,618 common share disposition resulting from withholding of securities for the payment of tax liability.
PENSION BENEFITS AND NON-QUALIFIED DEFERRED COMPENSATION
We do not have any qualified or non-qualified defined benefit plans.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
We do not maintain change in control agreements with any of our named executive officers and none of our equity awards vest upon a change in control of the Company. We do not provide for severance benefits for any of our named executive officers.
DIRECTOR COMPENSATION FOR 2017
In 2017, we paid an annual retainer of $100,000 to each non-employee director of the Company. We also reimbursed our directors for reasonable expenses they incur in attending meetings of the Board of Directors or any of its committees. Directors may also be eligible in the future for awards under the Plan. Employee directors received no compensation for service on the Board of Directors or any board committee. For his service as Lead Independent Director, Mr. Nigro received an additional $20,000 annually.
It is our intention that annually, on or around June 1, each non-employee director will receive a grant of 6,000 restricted share units which will vest on the first anniversary of the grant. Each non-employee director received a grant of 6,000 restricted share units on June 1, 2017. For his service as Lead Independent Director, Mr. Nigro received an additional annual grant of 1,000 restricted share units.
Mr. Zyskind has never accepted a retainer, any Board of Directors or committee fees or any options or other equity-based awards for his service as non-executive Chairman of our Board of Directors.
The following table provides the amount of compensation paid to the non-employee directors of the Company for 2017:

Name	Fees Earned or Paid in Cash (1)	Restricted Share Units (2)	Total
Barry D. Zyskind	$—	$—	$—
Raymond M. Neff	100,000	63,300	163,300
Simcha G. Lyons	100,000	63,300	163,300
Yehuda L. Neuberger	100,000	63,300	163,300
Steven H. Nigro	123,333	73,850	197,183

(1)
The amounts represent annual cash retainer for board service and, as applicable, retainers for board committee service or service as chairman of a board committee and fees for attendance at board meetings and, as applicable, committee meetings.

(2)
Represents the aggregate grant date fair value of restricted share units held by the director determined in accordance with ASC 718, using the assumptions described in Note 14 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year 2017.

The following table represents restricted share units awarded in 2017 and options outstanding at December 31, 2017 for each director:

Name	Grant Date Fair Value	Stock Awards	Options Outstanding at December 31, 2017
Barry D. Zyskind	$—	—	—
Raymond M. Neff	$10.55	6,000	54,000
Simcha G. Lyons	$10.55	6,000	24,000
Yehuda L. Neuberger	$10.55	6,000	66,000
Steven H. Nigro	$10.55	7,000	18,000
All restricted share units granted to the directors will vest on the first anniversary of June 1, 2017, the date of grant.

Equity Compensation Plan Information (through fiscal 2017)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,056,222	(1)	$7.03	5,504,102
Equity compensation plans not approved by security holders	—		—	—
Total	2,056,222		$5.19	5,504,102

(1)	The performance based restricted share units included in this number were calculated as if such units vested at 100% at the end of the performance period.
Compensation Committee Interlocks and Insider Participation
Mr. Nigro is the chairman of our Compensation Committee and the other members of our Compensation Committee are Messrs. Lyons and Neff. None of the members of our Compensation Committee has been an officer or employee of the Company or had a relationship during 2017 requiring disclosure under Item 404 of Regulation S-K.
During 2017:

•	None of our directors served as a member of the compensation committee of another entity;

•	None of our executive officers served as a director of another entity; and

•	None of our executive officers served as a member of the compensation committee of another entity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Founding Shareholders and Related Agreements
The Founding Shareholders of the Company are Michael Karfunkel, George Karfunkel and Barry Zyskind. Michael Karfunkel passed away on April 27, 2016. Based on each individual's most recent public filing as of March 15, 2018, Leah Karfunkel (wife of Michael Karfunkel) owns or controls approximately 8.2% of the outstanding shares of the Company, and Barry Zyskind (our non-executive chairman) owns or controls approximately 7.7% of the outstanding shares of the Company. George Karfunkel now owns or controls less than 5.0% of the outstanding shares of the Company as at December 31, 2017 so there is no longer a public filing requirement. Leah Karfunkel and George Karfunkel are directors of AmTrust, and Barry Zyskind is the president, CEO and chairman of AmTrust. Leah Karfunkel, George Karfunkel and Barry Zyskind own or control approximately 42.7% of the outstanding shares of AmTrust. AmTrust owns 1.6% of the issued and outstanding shares of National General Holdings Corporation ("NGHC"), and Leah Karfunkel and the Michael Karfunkel 2005 Family Trust (which is controlled by Leah Karfunkel) owns 41.8% of the outstanding common shares of NGHC. Barry Zyskind is the non-executive chairman of NGHC.
Our Arrangements with AmTrust and Its Subsidiaries
Master Agreement and AmTrust Quota Share Reinsurance Agreement
Effective July 1, 2007, the Company and AmTrust entered into a master agreement, as amended (the "Master Agreement"), by which they caused Maiden Reinsurance Ltd. ("Maiden Reinsurance"), a wholly owned subsidiary of the Company, and AmTrust's Bermuda reinsurance subsidiary, AmTrust International Insurance, Ltd. ("AII"), to enter into a quota share reinsurance agreement (the "Reinsurance Agreement") by which AII retrocedes to Maiden Reinsurance an amount equal to 40% of the premium written by subsidiaries of AmTrust, net of the cost of unaffiliated inuring reinsurance and 40% of losses. The Master Agreement further provided that AII receives a ceding commission of 31% of ceded written premiums. On June 11, 2008, Maiden Reinsurance and AII amended the Reinsurance Agreement to add Retail Commercial Package Business to the Covered Business. AII receives a ceding commission of 34.375% on Retail Commercial Package Business.
On July 1, 2016 the agreement was renewed through June 30, 2019. The agreement automatically renews for successive three-year periods thereafter unless AII or Maiden Reinsurance elects to so terminate the Reinsurance Agreement by giving written notice to the other party not less than nine months prior to the expiration of any successive three-year period. Either party is entitled to terminate on thirty days' notice or less upon the occurrence of certain early termination events, which include a default in payment, insolvency, change in control of AII or Maiden Reinsurance, run-off, or a reduction of 50% or more of the shareholders' equity of Maiden Reinsurance or the combined shareholders' equity of AII and the AmTrust subsidiaries.
Additionally, for the Specialty Program portion of Covered Business only, AII will be responsible for ultimate net loss otherwise recoverable from Maiden Reinsurance to the extent that the loss ratio to Maiden Reinsurance, which shall be determined on an inception to date basis from July 1, 2007 through the date of calculation, is between 81.5% and 95%. Above and below the defined corridor, Maiden Reinsurance will continue to reinsure losses at its proportional 40% share per the Reinsurance Agreement.
AmTrust European Hospital Liability Quota Share Agreement ("European Hospital Liability Quota Share")
Effective April 1, 2011, Maiden Reinsurance, entered into a quota share reinsurance contract with AmTrust Europe Limited ("AEL") and AmTrust International Underwriters Limited ("AIUL"), both wholly owned subsidiaries of AmTrust. Pursuant to the terms of the contract, Maiden Reinsurance assumed 40% of the premiums and losses related to policies classified as European Hospital Liability, including associated liability coverages and policies covering physician defense costs, written or renewed on or after April 1, 2011. The contract also covers policies written or renewed on or before March 31, 2011, but only with respect to losses that occur, accrue or arise on or after April 1, 2011. The maximum limit of liability attaching shall be €5,000,000 (€10,000,000 effective January 1, 2012) or currency equivalent (on a 100% basis) per original claim for any one original policy. Maiden Reinsurance will pay a ceding commission of 5%. The agreement is renewed through March 31, 2019 and can be terminated at any April 1 by either party on four months' notice.
Effective July 1, 2016, the contract was amended such that Maiden Reinsurance assumes from AEL 32.5% of the premiums and losses of all policies written or renewed on or after July 1, 2016 until June 30, 2017 and 20% of all policies written or renewed on or after July 1, 2017.
For the year ended December 31, 2017, the Company recorded approximately $630,376,000 of commission expense as a result of both of these quota share arrangements with AmTrust.

Collateral provided to AmTrust
a) AmTrust Quota Share Reinsurance Agreement
In order to provide AmTrust's U.S. insurance subsidiaries with credit for reinsurance on their statutory financial statements, AII, as the direct reinsurer of the AmTrust's insurance subsidiaries, has established trust accounts ("Trust Accounts") for their benefit. Maiden Reinsurance has agreed to provide appropriate collateral to secure its proportional share under the Reinsurance Agreement of AII's obligations to the AmTrust subsidiaries to whom AII is required to provide collateral. This collateral may be in the form of (a) assets loaned by Maiden Reinsurance to AII for deposit into the Trust Accounts, pursuant to a loan agreement between those parties, (b) assets transferred by Maiden Reinsurance for deposit into the Trust Accounts, (c) a letter of credit obtained by Maiden Reinsurance and delivered to an AmTrust subsidiary on AII's behalf, or (d) premiums withheld by an AmTrust subsidiary at Maiden Reinsurance's request in lieu of remitting such premiums to AII. Maiden Reinsurance may provide any or a combination of these forms of collateral, provided that the aggregate value thereof equals Maiden Reinsurance's proportionate share of its obligations under the Reinsurance Agreement with AII. Maiden Reinsurance satisfied its collateral requirements under the Reinsurance Agreement with AII as follows:

•
by lending funds in the amount of $167,975,000 at December 31, 2017 pursuant to a loan agreement entered into between those parties. Advances under the loan, which were made in three separate tranches of $113,542,000 (December 18, 2007), $20,193,000 (April 11, 2008) and $34,240,000 (June 23, 2008), are secured by promissory notes. Effective December 18, 2017, the maturity date with respect to each advance shall be the earliest of (i) June 30, 2019, (ii) such time as there are no remaining obligations due to AmTrust under the Reinsurance Agreement in respect of which such advance was originally made or (iii) such time as AII is no longer required to secure its proportionate share of such obligations. This loan was assigned by AII to AmTrust effective December 31, 2014 and is carried at cost. Effective December 18, 2017, interest is payable at a rate equivalent to the Federal Funds Effective Rate ("Fed Funds") plus 200 basis points per annum. Prior to that date, the interest was payable at a rate equivalent to one-month LIBOR plus 90 basis points per annum.; and

•
effective December 1, 2008, the Company entered into a Reinsurer Trust Assets Collateral agreement to provide to AII sufficient collateral to secure its proportional share of AII's obligations to the U.S. AmTrust subsidiaries. The amount of the collateral, at December 31, 2017 was approximately $3,328,757,000 and the accrued interest was $20,830,000.

b) European Hospital Liability Quota Share
AEL requested that Maiden Reinsurance provide collateral to secure its proportional share under the European Hospital Liability Quota Share agreement. The amount of the collateral, at December 31, 2017 was approximately $274,019,000 and the accrued interest was $2,146,000.
Brokerage Agreement
Effective July 1, 2007, the Company entered into a reinsurance brokerage agreement with AII Reinsurance Broker Ltd. ("AIIB"), a wholly owned subsidiary of AmTrust. Pursuant to the brokerage agreement, AIIB provides brokerage services relating to the Reinsurance Agreement and the European Hospital Liability Quota Share agreement for a fee equal to 1.25% of the premium assumed. The brokerage fee is payable in consideration of AIIB's brokerage services. AIIB is not the Company's exclusive broker. The agreement may be terminated upon 30 days written notice by either party. The Company recorded approximately $24,624,000 of reinsurance brokerage expense for the year ended December 31, 2017, and deferred reinsurance brokerage of approximately $14,741,000 at December 31, 2017, as a result of this agreement.
Asset Management Agreement
Effective July 1, 2007, the Company entered into an asset management agreement with All Insurance Management Limited (“AIIM”), a wholly owned subsidiary of AmTrust, pursuant to which AIIM has agreed to provide investment management services to the Company. AIIM provides investment management services for a quarterly fee of 0.0375% if the average value of the account for the previous calendar quarter is greater than $1 billion. The agreement may be terminated upon 30 days written notice by either party. The Company recorded approximately $7,474,000 of investment management fees for the year ended December 31, 2017, as a result of this agreement.
Other Reinsurance Agreements
Effective September 1, 2010, the Company, through a subsidiary, entered into a quota share reinsurance agreement with Technology Insurance Company, Inc. ("Technology"), a subsidiary of AmTrust. Under the agreement, the Company ceded (a) 90% of its gross liability written under the Open Lending Program (“OPL”) and (b) 100% of its surplus lines general liability business under the Naxos Avondale Specialty Casualty Program ("NAXS"). The Company's involvement is limited to certain states where Technology was not fully licensed. The agreement also provides that the Company receives a ceding commission of 5% of ceded written premiums. The OPL program was terminated on December 31, 2011 on a run-off basis and the NAXS program was terminated on October 31, 2012. The Company recorded approximately $4,000 of ceded premiums for the year ended December 31, 2017.
Effective April 1, 2012, the Company, through a subsidiary, entered into a reinsurance agreement with AmTrust's wholly owned subsidiary, AmTrust North America, Inc. ("AmTrust NA"). The Company indemnifies AmTrust NA, on an excess of loss basis, as a result of losses occurring on AmTrust NA's new and renewal policies relating to the lines of business classified as Automobile Liability by AmTrust NA in its annual statement utilizing the specific underwriting guidelines defined in the reinsurance agreement.

AmTrust NA shall retain the first $1,000,000 of loss, per any one policy or per any one loss occurrence. This agreement has a term of one year and automatically renews annually unless terminated pursuant to the terms of the agreement. Under the terms of this agreement, the Company recorded approximately $1,520,000 of net premiums earned and $335,000 of commission expense for the year ended December 31, 2017.
Other
The Company entered into time sharing agreements for the lease of aircraft owned by AmTrust Underwriters, Inc. (“AUI”), a wholly owned subsidiary of AmTrust, and by AmTrust on March 1, 2011 and November 5, 2014, respectively. The agreements automatically renew for successive one-year terms unless terminated in accordance with the provisions of the agreements. Pursuant to the agreements, the Company will reimburse AUI and AmTrust for actual expenses incurred as allowed by Federal Aviation Regulations. For the year ended December 31, 2017, the Company recorded an expense of approximately $39,000 for the use of the aircraft.
Our Arrangements with NGHC and Its Subsidiaries
Maiden Reinsurance, effective March 1, 2010, had a 50% participation in the NGHC Quota Share Reinsurance Agreement ("NGHC Quota Share"), by which it received 25% of net premiums of the personal lines automobile business and assumed 25% of the related net losses. On August 1, 2013, the Company received notice from NGHC of the termination of the NGHC Quota Share effective on that date. The Company and NGHC mutually agreed that the termination is on a run-off basis.
Other NGHC-related Reinsurance Agreements
Effective May 1, 2015, Maiden US entered into an agreement with several NGHC subsidiaries for medical excess of loss programs. This program covers employer aggregate and traditional specific medical stop loss policies underwritten by the Managing General Agent that they support. The NGHC companies covered under the treaty are Integon Indemnity Insurance Company, Integon National Insurance Company and National Health Insurance Company. This agreement expired on April 30, 2017. Upon expiration of this agreement, coverage remains in full force and effect on all assumed liability for policies in force on the date of expiration until expiration, cancellation or next anniversary date of such subject policies.
The treaty limit of the aggregate medical stop loss is subject to a limit of $4,000,000 in excess of $1,000,000 any one insured person. The treaty limit on the traditional specific medical stop loss Layer 1 is subject to a limit of $1,000,000 in excess of $1,000,000 any one insured person; Layer 2 is subject to a limit of $3,000,000 in excess of $2,000,000 any one insured person and Layer 3 is subject to a limit of $5,000,000 in excess of $5,000,000 any one insured person. In addition to these limits, the Company shall cover extra contractual obligations arising under this agreement with a maximum liability of $2,000,000. Under these agreements, Maiden US recorded approximately $542,000 of premiums earned for the year ended December 31, 2017.
Review, Approval or Ratification of Transactions with Related Persons
Conflicts of interest could arise with respect to business opportunities that could be advantageous to any or all of AmTrust or its subsidiaries, NGHC or its subsidiaries, and the Company or our subsidiaries. In addition, potential conflicts of interest may arise should the interests of AmTrust and/or NGHC and/or the Company diverge. From time to time, AmTrust and/or NGHC and/or the Company may be presented with opportunities to insure, reinsure or acquire the same book of business. Because of the overlaps between our and AmTrust's shareholders, the Company and AmTrust have agreed that in such cases, the opportunities will be referred to a committee of independent directors of each company to decide whether that company wishes to pursue the opportunity. Pursuant to its charter, our independent Audit Committee must review and approve in advance or ratify any transaction or relationship of any size in which we and any related party have a direct or indirect material interest. The Audit Committee will consider all of the relevant facts and circumstances including (if applicable), but not limited to, (i) the benefits to us; (ii) the impact on a director's independence in the event the related person is a director, a director's immediate family member or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. When considering these factors, the Audit Committee members will apply their business judgment based upon all relevant facts and circumstances known at that time, in accordance with their fiduciary duties to our shareholders.

PROPOSAL 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
As we discuss above in Compensation Discussion and Analysis, the core objectives of our executive compensation program are to: (i) attract and retain talented executive officers; (ii) further align the financial interests of our executive officers with those of our shareholders; and (iii) compensate our executive officers based on their overall performance. Under this program, we seek to compensate our named executive officers for the achievement of specific annual, long-term and financial goals, certain non-financial goals, and the realization of increased shareholder value. Our executive compensation is discussed in further detail above in Compensation Discussion and Analysis, which includes information about the fiscal year 2017 compensation of our named executive officers.
We are asking our shareholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at our Annual General Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the “Summary Compensation Table” and the other related tables and disclosure.”
The say-on-pay vote is advisory and, therefore, not binding; however, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3:

APPOINTMENT OF INDEPENDENT AUDITORS OF MAIDEN HOLDINGS, LTD.

Under Bermuda law, the appointment of our auditors is a decision to be made by the shareholders. Deloitte Ltd. (“Deloitte”) served as the Company's independent registered public accounting firm for our 2017 fiscal year and BDO USA, LLP ("BDO") served as the Company's independent registered public accounting firm for our 2016 fiscal year. The change in the Company's independent registered public accounting firm was previously disclosed in the Company's Form 8-K dated March 24, 2017 and as described below:

(a) Resignation of Independent Registered Public Accounting Firm

On March 23, 2017, in view of the decision of the Audit Committee of the Board of Directors of the Company to recommend the appointment of Deloitte during its May 2017 annual general meeting of shareholders, the Company received written notice from its independent registered public accounting firm, BDO, that it is resigning as the Company’s independent registered public accounting firm with immediate effect. As a result, the Audit Committee appointed Deloitte as the Company’s independent registered public accounting firm, effective as of that same date.
The audit reports of BDO on the Company's consolidated financial statements for each of the two most recent fiscal years ended December 31, 2016 and 2015 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the Company's two most recent fiscal years ended December 31, 2016 and 2015 and through March 23, 2017, there were:
(i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements for such years, and
(ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
The Company provided BDO with a copy of the Form 8-K with the above disclosures prior to its filing and requested that BDO furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission ("SEC") stating whether it agrees with the statements contained herein. A copy of BDO’s letter, dated March 23, 2017, was attached as Exhibit 16.1 to the Company's Form 8-K filed with the SEC on March 24, 2017.
(b) Engagement of New Independent Registered Public Accounting Firm
As set forth above, the Audit Committee approved the engagement of Deloitte as the Company's independent registered public accounting firm effective as of March 23, 2017. During the Company's two most recent fiscal years ended December 31, 2015 and 2016 and through March 23, 2017, neither the Company, nor anyone on its behalf, have consulted Deloitte with respect to:
(i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that Deloitte  concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or
(ii) any matter that was either the subject of a "disagreement" (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a "reportable event" (as described in Item 304(a)(1)(v) of Regulation S-K).
The Audit Committee has recommended that the shareholders appoint Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. A representative from Deloitte will be present at the Annual General Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.
Audit and Non-Audit Fees
The following table presents the aggregate fees billed for professional services rendered to us by BDO USA, LLP and BDO International Member Firms for our fiscal year ended December 31, 2017 and 2016 and by Deloitte Ltd. for the fiscal year ended December 31, 2017:

	2017	2016
Audit Fees (1)	$2,564,732	$1,754,657
Audit-Related Fees (2)	136,365	29,880
Tax Fees (3)	5,750	72,652
Total (4)	$2,706,847	$1,857,189

(1)
Audit fees relate to professional services rendered in connection with: (i) the integrated audit of our annual financial statements and internal controls over financial reporting; (ii) the reviews of our quarterly consolidated financial statements included in our Form 10-Q quarterly reports and (iii) services performed in connection with filings of registration statements and comfort letters.

(2)	Audit-related fees relate to assurance and related services rendered to us that are not classified as audit fees.

(3)	Tax fees relate to services rendered to us for tax compliance, tax planning and advice.

(4)	Total fees for 2017 consist of Deloitte fees of $2,225,593 and BDO fees of $481,254.

Pre-Approval Policies and Procedures of the Audit Committee

We and our Audit Committee are committed to ensuring the independence of our auditors, both in fact and in appearance.

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Securities Exchange Act of 1934, as amended. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any material service not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved all fees in the period from January 1, 2017 through December 31, 2017.

ADDITIONAL MATTERS

Shareholders' Proposals for the 2019 Annual General Meeting

A proposal by a shareholder intended for inclusion in our proxy materials for the 2019 Annual General Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by our Corporate Secretary, Ideation House, 2nd Floor, 94 Pitts Bay Road, Pembroke HM08, Bermuda on or before December 6, 2018 in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2019 Annual General Meeting of Shareholders outside the framework of Rule 14a-8 must be received on or before February 27, 2019 to be considered timely under Rule 14a-4(c)(1). If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the Meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report for the fiscal year ended December 31, 2017, including audited financial statements set forth therein, is being sent to all our shareholders with this Notice of Annual General Meeting of Shareholders and Proxy Statement on or about April 5, 2018.

Other Business

The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the Annual General Meeting. However, if any other matters are properly brought before the Annual General Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

MAIDEN HOLDINGS, LTD.

May 8, 2018

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report are available at http://www.astproxyportal.com/ast/15472/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20533000000000000000 4 050818

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES IN PROPOSAL 1; AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors of Maiden Holdings, Ltd.

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
Maiden Holdings, Ltd. (1-5)

- ○ (1) Barry D. Zyskind
- ○ (2) Simcha G. Lyons
- ○ (3) Raymond M. Neff
- ○ (4) Yehuda L. Neuberger
- ○ (5) Steven H. Nigro

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. A non-binding advisory resolution to approve the compensation of certain executive officers; and	☐	☐	☐
3. Appointment of Deloitte Ltd. as Maiden Holdings, Ltd.'s independent registered public accounting firm for the 2018 fiscal year.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual General Meeting and any adjournment, postponement or continuation thereof.

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

MAIDEN HOLDINGS, LTD.

Annual General Meeting of Shareholders to be held May 8, 2018

This proxy is solicited on behalf of the Board of Directors

You are encouraged to specify your choices by marking the appropriate boxes. Properly executed proxies will be voted as marked and, if not marked, proxies received will be voted (1) "FOR" the election of the five directors of Maiden Holdings, Ltd. (the "Company") to serve until the 2019 Annual General Meeting; (2) “FOR” a non-binding advisory resolution to approve the compensation of certain executive officers; and (3) “FOR” the appointment of Deloitte Ltd. as the independent registered public accounting form for the 2018 fiscal year of Maiden Holdings, Ltd.

The undersigned hereby appoints each of Barry D. Zyskind and Arturo M. Raschbaum as proxies of the undersigned, with full power of substitution, to vote all of the shares of the Company that the undersigned may be entitled to vote at the Annual General Meeting of Shareholders of the Company to be held at the Company’s headquarters, Ideation House, 2nd Floor, 94 Pitts Bay Road, Pembroke HM08, Bermuda, on May 8, 2018 at 3:00 p.m. (local time), and at any adjournment, postponement or continuation thereof; and hereby directs that this proxy be voted in accordance with the instructions herein and in the proxies' discretion on any other matters that may properly come before the meeting.

Please date, sign and promptly mail in the self-addressed return envelope. Please indicate, following your signature, if you are signing in a representative capacity. If shares are held jointly, both owners must sign.

(Continued and to be signed on the reverse side)

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